Exhibit 99.1

LECG Announces New Chief Financial Officer and General Counsel

Headquarter Move Consolidates Corporate Management Team in Suburban Philadelphia Location

EMERYVILLE, CA, May 26, 2010 — LECG Corporation (NASDAQ: XPRT), a global business advisory and professional services firm, today announced that in conjunction with the move of its headquarters from Emeryville, California to suburban Philadelphia, Steve Fife, LECG’s Chief Financial Officer, and Deanne Tully, LECG’s General Counsel, will step down from their roles this summer. Mr. Fife will remain CFO until August 15, 2010 in order to facilitate an orderly transition to Warren D. Barratt, whom the firm has appointed as its new Chief Financial Officer. Deanne Tully will continue as General Counsel until June 30, 2010, when Yuri Rozenfeld will replace her.

Mr. Fife joined the company in 2007, as Chief Financial Officer, during which time he oversaw the firm’s transition to a new CEO and the successful completion of the merger with SMART, as well as a multi-year restructuring and the implementation of many operational functions and financial systems.

“I would like to thank Steve Fife and Deanne Tully for their outstanding contributions to LECG and their willingness to work with the merged company and share their knowledge with their successors. They have positioned LECG for long-term growth and success and we wish them well in their future pursuits,” said Steve Samek, LECG’s Chief Executive Officer.

“Having the management team centralized in one location is an important part of our strategy to drive operational excellence, effectively manage costs, and provide support for our professionals. With more than two-thirds of our clients located in Europe or on the east coast of the US, we cannot underestimate the value of having our leadership close to our engagements and the professionals who serve them,” added Samek.

Mr. Barratt has been a senior member of the LECG transition team for the past several months, including working closely with the outgoing CFO. Mr. Barratt has more than 27 years of financial, accounting and general management experience. In addition to 11 years in public accounting with Price Waterhouse, he has served as CFO and Senior Vice President Administration for a variety of public and private companies in the services, technology and life sciences industries. Most recently, he was Senior Vice President and CFO of Epitome Systems, a privately-held business process software company. Prior to that, he was CFO of Oncura, a multi-national medical device joint venture. Mr. Barratt earned a B.S. in Commerce from the University of Virginia and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.

“I am excited to welcome Warren as our new CFO. Over the past few months, he has been instrumental in assisting us with many aspects of the merger integration, a role which has afforded him an ideal opportunity to get to know the company at many levels prior to assuming the role of CFO,” said Samek.

Mr. Rozenfeld will join LECG June 1, 2010, a month prior to the departure of the outgoing General Counsel, allowing for a seamless changeover. Mr. Rozenfeld brings nearly 15 years of legal experience to LECG, most recently as senior securities counsel at Walgreens. Previously, he was Senior Vice President, General Counsel, and Secretary at I-trax, a position he assumed after practicing at an AmLaw 100 firm. Mr. Rozenfeld completed his undergraduate studies at Amherst College and graduated from Rutgers University School of Law.

“Yuri brings a unique combination of skills. As a practicing attorney, Yuri has unique insight into the core of our business. His previous work with companies of various sizes should afford him essential insight into building and running effective organizations at all stages of development, including the requisite disciplines of large public companies” said Samek.

About LECG

LECG is a global expert services and consulting firm with more than 1000 professionals in 38 global locations. The firm provides independent expert testimony, financial advisory services, original authoritative studies, strategic advisory, governance, assurance and tax, and business consulting services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies in the U.S., Central and South America, Europe, and Asia-Pacific.

LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice regarding complex disputes and inform legislative, judicial, regulatory, and business decision makers. In addition, the firm assists clients in major sectors with compliance and business process improvement consulting. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. (NASDAQ: XPRT). For more information, visit www.lecg.com.

Investor Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Annie Leschin, Investor Relations, 415-775-1788, investor@lecg.com